Exhibit 99.1

VICI PROPERTIES INC. ANNOUNCES EXECUTIVE TRANSITION
- Industry Veteran David Kieske to Become Chief Financial Officer in 2018 -
LAS VEGAS, NV – November 10, 2017 – VICI Properties Inc. (OTC: VICI) (“VICI Properties” or the “Company”), an experiential-asset real estate investment trust (REIT), today announced that, following the completion of its spin-off from Caesars Entertainment Operating Company, Inc. (“CEOC”), it has commenced a leadership succession plan.
Effective November 27, 2017, David Kieske will join the Company as Special Advisor to Ed Pitoniak, Chief Executive Officer. Subject to obtaining customary regulatory approvals, the Company plans for Mr. Kieske to become Executive Vice President and Chief Financial Officer effective January 1, 2018. He will succeed Mary Beth Higgins, who will remain in the CFO role through December 31, 2017 after which time she will continue to consult for the Company for a period to ensure a seamless transition.
“Mary Beth played an instrumental role in orchestrating the development of our vision and strategy as part of the successful formation of VICI Properties. She did a superb job managing the highly complex process of standing up our REIT, ensuring that we emerged with all the necessary financial controls, procedures and processes in place. We are grateful for her hard work and dedication during this critical time for our Company, and for her commitment to working with David to ensure a smooth and orderly transition," said Ed Pitoniak, Chief Executive Officer of VICI Properties.
Commenting on the planned transition, Ms. Higgins stated, “After careful consideration and discussions with the Board, I will be amicably stepping down as CFO and will help the Company transition my responsibilities as CFO to David. VICI Properties has multiple avenues for growth, and I am proud to have played an important role in seeing the Company through its separation from Caesars. I thank the Board for its support and look forward to working with David to ensure smooth transition in our business and capital markets activities.”
Mr. Pitoniak said of Mr. Kieske, “David’s deep industry knowledge and strong M&A experience in the real estate sector make him a fantastic fit to serve as the Company’s CFO, and we believe we have a strong collection of talent in place to execute our strategy in the years ahead. I look forward to working with David to further enhance our capital structure, execute and fund our growth strategy, and thus creating long-term value for our shareholders.”
Commenting on his appointment, Mr. Kieske said, “I am impressed with VICI’s high-quality experiential real estate portfolio, substantial growth potential and exceptionally qualified team. I look forward to working closely with Mary Beth in the coming months to become intimately familiar with the financial planning and reporting processes, as we look to optimize our capital structure and unlock value in 2018 and beyond.”
Mr. Kieske is a seasoned financial executive with over 20 years of real estate experience. He joins VICI from Wells Fargo Securities / Eastdil Secured where he most recently served as Managing Director in the Real Estate & Lodging Investment Banking Group. In his role, David was responsible for providing capital

Exhibit 99.1

raising and financial advisory services to companies in the real estate and lodging industries. Throughout his career he has been directly involved in more than $75B of real estate transactions, including public and private debt, equity and equity-linked offerings, as well as a range of merger, acquisition and asset transactions. Prior to Eastdil, he worked in the Real Estate & Lodging Investment Banking Groups at both Citigroup and Bank of America. Early in his career, he was a senior accountant at Deloitte & Touche and Assistant Vice President & Corporate Controller at TriNet Corporate Realty Trust. Mr. Kieske received his MBA from the University of California Los Angeles and BS from UC Davis.

About VICI Properties
VICI Properties is an experiential real estate investment trust (REIT) that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 19 gaming facilities comprising 32.5 million square feet and features approximately 12,000 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to leading brands such as Caesars, Horseshoe, Harrah’s and Bally’s, which prioritize customer loyalty and value through great service, superior products and constant innovation. VICI Properties also owns four championship golf courses and 53 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.

Investor Contacts:
IR@viciproperties.com
(725) 520-6414
Or
ICR
Jacques Cornet
Jacques.Cornet@icrinc.com, (646) 277-1285

Media Contacts:
PR@viciproperties.com
Or
ICR
Phil Denning and Jason Chudoba
Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249